UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tejon Ranch Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tejon Ranch Co. Reiterates Commitment to Shareholder Value Creation and Highlights

Successful Execution of Long-Term Operating Strategy

Files Definitive Proxy Materials and Mails Letter to Shareholders

Urges Shareholders to Vote “FOR” Only Tejon’s Highly Qualified Director Nominees on the WHITE

Proxy Card TODAY

TEJON RANCH, Calif., April 3, 2025 – Tejon Ranch Co. (NYSE:TRC), (“Tejon” or the “Company”), a diversified real estate development and agribusiness company, today filed definitive proxy materials with the Securities and Exchange Commission in connection with its upcoming Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 13, 2025. Shareholders of record as of the close of business on March 17, 2025, are entitled to vote at the Annual Meeting.

Tejon is also mailing a letter to shareholders highlighting the successful execution of its long-term strategy to create shareholder value and urging shareholders to vote “FOR” the Company’s director nominees only, which are located on the WHITE proxy card. The full text of the letter follows:

Dear Fellow Tejon Ranch Shareholders,

At the upcoming 2025 Annual Meeting, you have an important choice to make regarding the future of your investment. We urge you to vote on the WHITE proxy card in favor of ONLY Tejon’s 10 director nominees to protect the value of your investment.

The Tejon Board of Directors and executive team have taken strategic and decisive steps that we believe position Tejon for long-term success while generating meaningful value for shareholders. Over the last year alone, Tejon has strengthened its business with a renewed commitment to operational excellence and the highest standards of corporate governance, including the implementation of strategic improvements, active director refreshment as part of an ongoing Board succession and investor engagement effort, and the hiring of a new CEO to help usher in the next phase of the Company’s growth.

Bulldog Investors, a New Jersey-based hedge fund, only recently took a position in Tejon and through an affiliated party has purported to nominate three directors to our Board – two of whom are current Bulldog Investors employees. Compared to Tejon’s current Board of Directors, who bring a depth of expertise in executing the Company’s business plans, none of Bulldog Investors’ nominees have any identified expertise that matches Tejon’s operating business units, including real estate development, operational experience or experience with the development of master-planned communities. We believe that Bulldog Investors wants to disrupt our value-creating strategy that we have been successfully executing on for years.

By voting ONLY for Tejon’s nominees and withholding your votes from Bulldog Investors’ nominees, we will be able to continue executing on our long-term strategy to drive sustained growth of your investment while providing vital housing and economic growth for the State of California.

Strong Momentum Underway to Unlock Value

We are executing a strategy built on monetizing our 270,000 acres of contiguous land in a prime portion of the Southern California market located between Bakersfield and Los Angeles. We believe our deliberate development strategy and approach to land entitlement as well as the related industrial, commercial and residential development will drive long-term value creation for Tejon shareholders.

We are carrying significant momentum into 2025 as construction continues on key projects and we advance our ambitious development agenda. Tejon’s fourth quarter results showcase this momentum, including:

•	Total revenue growth of 15% year-over-year to $21.6 million[1];

•	GAAP net income attributable to common shareholders increased 186% year-over-year to $4.5 million;

•	Increase in year-over-year adjusted EBITDA of 116% to $10.5 million[2]; and

•	Strong occupancy rates at our Tejon Ranch Commerce Center (“TRCC”) industrial and commercial portfolios reaching 100% and 96%, respectively.

This sustained progress combined with our disciplined and prudent approach to capital management has enabled us to maintain the liquidity required to develop true master-planned communities, while also supporting our diverse portfolio of real estate, mineral resources, agriculture and ranch operations that can drive long-term value. With unmatched assets in a highly attractive market, we believe Tejon is well positioned to unlock future value for shareholders.

Substantial Progress on Execution of Long-Term Strategy

Tejon Ranch consists of four master-planned communities, expected to eventually include over 35,000 homesites and approximately 35 million square feet of commercial and industrial space.

At the core of our portfolio is Tejon Ranch Commerce Center (TRCC), a world-class development currently serving one of the most highly used corridors in California. TRCC generates recurring revenue through a balanced mix of industrial, commercial and residential assets and has significant opportunity for revenue expansion in the near-term. The ongoing success of TRCC, achieved through strategic entitlements and successful litigation defense of those entitlements, sets the benchmark for our other projects.

We are also advancing several other strategically-located developments. Mountain Village at Tejon Ranch has been significantly advanced through both entitlement and litigation success and is envisioned as an exclusive, resort-style community, tailored to an active, outdoor lifestyle. Grapevine at Tejon Ranch, located adjacent to TRCC, is a primary market, mixed-use community designed to serve key regional markets while providing homes for those working at TRCC, where the logistics centers and retail

[1]	Total revenue includes equity and earnings from unconsolidated joint ventures and other income.
[2]	Adjusted EBITDA is a non-GAAP financial measure. Please see the section titled “Non-GAAP Financial Measure” for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

tenants collectively employ several thousand workers. Centennial at Tejon Ranch, our Los Angeles County mixed-use development offers an opportunity for significant growth potential with substantial housing and commercial space in a high-opportunity area; this project has received approvals from the Los Angeles County Board of Supervisors and we are in the process of working to resolve pending litigation. Together, we believe these projects not only enhance our revenue potential but also demonstrate our ability to transform large tracts of land into integrated communities that drive sustainable shareholder value.

The entitlement process is complex, lengthy, requires upfront capital, and creates significant barriers to entry into California development process. However, we believe that achieving and protecting master-plan entitlements can lead to significant cash flow generation once assets are developed into communities where people live, work and play, unlocking future value. Tejon has a decades-long track record of successfully obtaining land use entitlements in the notoriously difficult state of California (including in Los Angeles County, where there are additional challenges to entitlement), and these entitlements for Tejon’s four master-planned communities will deliver significant value. In order to maximize the value of our long-term assets over time, it is critical that we continue to invest in the entitlement and approval process, and vigorously defend those entitlements in litigation challenging these approvals – something that Tejon has successfully done for each of its master-planned communities, while remaining focused on prudent capital usage. Our business is intentionally structured for prudent and market-driven, long-term development, and we believe that over time we will continue to generate stronger returns for our shareholders as additional projects come online.

We also have secured and carefully protected our water assets and contracts, which we believe will allow us to meet the needs for each of Tejon’s development projects, as well as for the Company’s existing agricultural and ranch operations. Our water assets have also historically generated revenue for the Company through water sales, while we await use of this vital resource in our developments. In addition, the Company will continue to utilize the legacy revenue-producing aspects of the land to their highest potential – including farming, grazing, minerals, land leases and easements – to generate additional recurring cash flow.

Our Projects Address Critical Need for Housing and Jobs in California

There is a severe housing shortage in California and a chronic undersupply of residences, which are expected to drive significant demand for our developments. The L.A. Basin and the Central Valley have a combined population of 25.8 million residents that require more than 180,000 new homes annually. Over the past decade, housing production has averaged just over 100,000 new homes per year – resulting in a massive supply shortfall. This shortage is further compounded by the immensely challenging entitlement efforts in California. Master-planned communities have proven to add enormous value to the State.

Several other State land use, housing and economic development planning efforts hinge on the construction of projects like Centennial, Grapevine and Mountain Village.

Tejon’s ability to provide new housing in an undersupplied market not only responds to a significant need, but we believe also sets the foundation for long-term revenue diversification and value creation for Tejon shareholders. We regularly engage with our shareholders regarding these business plans that we believe have meaningful alignment of those plans with California’s need for housing and jobs.

Building on our High Standards of Corporate Governance

We are proud to have a purpose-built Board overseeing the development and execution of the Company’s growth strategy. Our directors are highly qualified, active and engaged leaders that bring the right balance of skills and expertise in areas relevant to our business, including executive-level experience in land and master-planned community development, knowledge of and success in California’s challenging land development environment, real estate and business operations, banking, finance, law, accounting and capital allocation. Most importantly, our Board is committed to acting in the best interests of the Company and all of its shareholders.

Our Board upholds high standards of corporate governance, including active board refreshment. The Board regularly engages in succession planning activities, most recently resulting in the Board adding four independent directors over the last six months and the retirement of two independent directors as the result of this robust succession planning effort, which included direct input from several Tejon shareholders. We continue to prioritize ongoing refreshment, focusing on candidates who add relevant skills to the Board in our effort to strengthen the Company’s dedication to Tejon’s entitled land assets and grow our diversified cash flow streams.

Tejon’s immensely qualified nominees include:

Steven A. Betts

•  Serves as Managing Director for a real-estate investment and development company focused on commercial, multifamily and hospitality assets, and formerly served as a strategic advisor to multiple real estate and commercial investment and development companies

Gregory S. Bielli

•  Tejon Ranch Co.’s recently retired President and CEO, who served from 2013 through March 31, 2025, brings more than 35 years of experience and expertise in every aspect of the business including implementation of master-planned communities in highly regulated and litigious environments, real estate, land acquisition, entitlements, development and financing

Denise Gammon (Elected November 2024)

•  Senior development executive with nearly four decades of experience leading, managing, and consulting on a diverse range of real estate ventures, including at highly regarded development firms, influencing 30 communities nationwide

Anthony L. Leggio

•  Real estate development executive with nearly five decades experience in California’s commercial and residential real estate industry, agribusiness, land use entitlements, water resources, finance, as well as extensive legal experience

Jeffrey J. McCall (Elected November 2024)

•  Served as CFO and COO of a publicly-traded company that oversees multi-strategy residential real estate investments (including in California) and has deep financial acumen bringing experience in finance, accounting and business operations

Norman J. Metcalfe

•  Real estate and community development executive with extensive entitlement and financial experience, particularly with capital structures within the real estate industry and public company board experience

Eric H. Speron (Elected November 2024)	• Managing Director of a banking, trust services, financial planning and investment company with deep capital markets and financial expertise as well as experience in corporate governance

Daniel R. Tisch	• Managing member of an investment fund with over 50 years of investing experience, brings experience in capital raising and risk management

Michael H. Winer	• Senior investment manager with over two decades of mutual fund experience and extensive board service, bringing deep expertise in real estate investing

Kenneth G. Yee (Elected November 2024)	• Serves as a director of a real estate investment trust with previous experience in auditing and real estate financial advisory services, bringing a strong financial and legal background

Recent Appointment of Matt Walker as CEO Will

Further Drive Company Strategy and Unlock Value

Tejon also announced the appointment of Matt Walker as the Company’s new President and CEO, effective April 1, 2025. Mr. Walker’s appointment followed a robust, nationwide search led by an ad-hoc committee of our Board and was the culmination of a thoughtful succession plan. Mr. Walker joins Tejon following a distinguished 24-year career in California real estate, driving authentic projects that have inspired loyalty from residents and guests.

Originally trained as an architect, Mr. Walker has extensive experience in resort and residential development, residential sales and marketing, master-planned community entitlement and development, as well as resort investment and expansion. He also brings experience in capital development and joint venture formation. The Board is confident in his ability to build on the success of TRCC, successfully execute the Company’s long-term strategy and maximize the deep bench of talent across the Tejon team to unlock long-term value for shareholders.

Bulldog’s Agenda Puts the Future of Your Investment at Risk;

Withhold Your Votes for Bulldog’s Director Candidates

Despite the historical success of Tejon’s business operations and the significant actions we’ve taken to establish a clear path toward continued strategic value creation, Bulldog is attempting to install its own employees on Tejon’s Board in order to force their misguided agenda on all shareholders. Consistent with Tejon’s commitment to regular engagement with shareholders to understand their perspectives, on March 11, 2025, members of the Tejon executive team met with Bulldog and arranged a comprehensive private ranch tour. It was on this tour – our first meeting with Bulldog – that Bulldog informed the Company of its intention to nominate directors to the Board.

We strongly disagree with the views Bulldog shared with our team, which we believe are shortsighted and not aligned with our long-term growth strategy. The Tejon Board and executive team are acutely aware that California is one of the most highly regulated states in which to engage in real estate development. We know this business well and have successfully worked for decades to position Tejon for growth from our land development opportunities. Our track record – demonstrated by decades of securing critical entitlements and repeatedly prevailing over litigation – underscores our ability to generate steady income streams and cash flows from our legacy operations while investing in key growth opportunities across our business. We believe we are poised to further strengthen Tejon’s business and fully realize the value of TRCC and our other master-planned communities.

Do not put your investment at risk by inviting hedge fund employees with a short-term focus onto your Board. The Tejon Board determined that Bulldog’s nominees’ background and experience are not additive and are inferior to the Board’s existing skillsets and expertise. We believe their views are inconsistent with the Company’s long-term strategy and, as such, their election to the Board is not in the best interests of the Company or its shareholders.

The Choice is Clear

Tejon’s Board – Steven A. Betts, Gregory S. Bielli, Denise Gammon, Anthony L. Leggio, Jeffrey J. McCall, Norman J. Metcalfe, Eric H. Speron, Daniel R. Tisch, Michael H. Winer and Kenneth G. Yee – is uniquely positioned to guide the Company’s strategy and successfully deliver on Tejon’s strategic priorities to drive shareholder value.

We urge you to vote in favor of ONLY Tejon’s 10 director nominees on the WHITE proxy card and withhold your votes for Bulldog’s nominees.

The Tejon Board is unwavering in its commitment to take actions that are in the best interests of ALL Tejon shareholders and achieve our important objectives.

Thank you for your support.

Sincerely,

The Tejon Ranch Co. Board of Directors

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

YOU MAY VOTE BY THE INTERNET OR MAIL BY FOLLOWING THE INSTRUCTIONS ON THE

WHITE PROXY CARD. WE URGE YOU TO VOTE TODAY!

If you have any questions or require any assistance with voting your shares, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers: (212) 390-0450

All Others: (866) 796-7184

Email: TRC@dfking.com

Vestra Advisors is serving as financial advisor to Tejon and Gibson, Dunn & Crutcher LLP is serving as the Company’s legal advisor.

About Tejon Ranch Co. (NYSE: TRC)

Tejon Ranch Co. is a diversified real estate development and agribusiness Company whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the Company, please go to www.tejonranch.com.

Forward Looking Statements

This communication contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding Tejon’s plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect Tejon’s expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, Tejon does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Tejon’s business results are subject to a variety of risks, including business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect Tejon’s business results, refer to Tejon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent filings with the U.S. Securities and Exchange Commission.

Additional Information and Where to Find It

Tejon has filed a definitive proxy statement on Schedule 14A and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2025 Annual Meeting of Shareholders.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY TEJON AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents and other documents Tejon files with the SEC free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Tejon are also available free of charge by accessing Tejon’s website at www.tejonranch.com.

Participants

Tejon, its directors, certain of its executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Tejon. The identity of individual participants and information about their direct and indirect interests in the solicitation is available in Tejon’s definitive proxy statement filed with the SEC on April 3, 2025 under “Supplemental Information Regarding Participants in the Solicitation” in Appendix A, which is available free of charge at the SEC’s website at www.sec.gov.

Non-GAAP Financial Measure

We use Adjusted EBITDA to assess the performance of our core operations, for financial and operational decision making, and as a supplemental or additional means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as EBITDA (earnings before interest, taxes, depreciation, and amortization), excluding stock compensation expense. We believe Adjusted EBITDA provides investors relevant and useful information because it permits investors to view income from our operations on an unleveraged basis, before the effects of taxes, depreciation and amortization, and stock compensation expense. By excluding interest expense and income, EBITDA and Adjusted EBITDA allow investors to measure our performance independent of our capital structure and indebtedness and, therefore, allow for a more meaningful comparison of our performance to that of other companies, both in the real estate industry and in other industries. We believe that excluding charges related to share-based compensation facilitates a comparison of our operations across periods and among other companies without the variances caused by different valuation methodologies, the volatility of the expense (which depends on market forces outside our control), and the assumptions and the variety of award types that a company can use.

	Three Months Ended December 31,
($ in thousands)	2024	2023
Net income	4,482	1,568
Net income (loss) attributed to non-controlling interest	(1)	3
Interest, net
Consolidated interest income	(430)	(782)
Our share of interest expense from unconsolidated joint ventures	1,540	1,261

Total interest, net	1,110	479
Income tax expense	1,262	(1,296)
Depreciation and amortization
Consolidated	1,748	1,803
Our share of depreciation and amortization from unconsolidated joint ventures	1,764	1,413

Total depreciation and amortization	3,512	3,216

EBITDA	10,367	3,964
Stock compensation expense	96	883

Adjusted EBITDA	10,463	4,847

Contacts:

Investors

Nicholas Ortiz

Tejon Ranch Co., Senior Vice President, Corporate Communications & Public Affairs

661-663-4212

nortiz@tejonranch.com

Media

Eric Brielmann / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449